UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Flagstar Bank, National Association
(Exact name of registrant as specified in its charter)

United States of America	38-2734984
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

102 Duffy Avenue Hicksville, New York	11801
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each Class to be so registered	Name of each exchange on which each class is to be registered
Bifurcated Option Note Unit SecuritiESSM	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐
Securities Act registration file number to which this form relates:
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.
The securities to be registered hereby are units, titled Bifurcated Option Note Unit SecuritiES (SM) (BONUSES(SM)) units, issued by Flagstar Bank, National Association (the "Company") and New York Community Capital Trust V (the "Trust"), a Delaware statutory trust sponsored by the Company. Each unit consists of (1) a preferred security issued by the Trust and (2) a warrant to purchase 1.4036 shares (subject to adjustment) of common stock, par value $0.01, of the Company. The preferred securities represent undivided beneficial interests in the assets of the Trust and are guaranteed by the Company, to the extent set forth in the Guarantee Agreement by the Company.

A description of the units, including descriptions of the preferred securities and the warrants, is included under the headings "Description of the BONUSES(SM) Units," "Description of the Preferred Securities," "Description of the Debentures," "Description of the Preferred Securities Guarantee," "Relationship Among the Preferred Securities, the Debentures and the Preferred Securities Guarantee," "Description of the Warrants" and "Book-Entry-Only Issuance" in the Prospectus Supplement filed in connection with Registration Statement No. 333-86682 with the Securities and Exchange Commission (the "SEC") by New York Community Bancorp, Inc. on October 30, 2002 pursuant to Rule 424(b) under the Securities Act of 1933, which description is incorporated by reference into this Registration Statement.

Item 2.	Exhibits.

Exhibit Number	Description

2.1

Amended and Restated Agreement and Plan of Merger of Flagstar Financial Inc. and Flagstar Bank, National Association dated as of September 22, 2025 , incorporated by reference to Exhibit 2.1 of Flagstar Bank, National Association’s Current Report on Form 8-K filed on October 17, 2025.

3.1
Form of Amended and Restated Articles of Association of Flagstar Bank, National Association, incorporated by reference to Exhibit 3.1 of Flagstar Bank, National Association’s Current Report on Form 8-K filed on October 17, 2025.

3.2
Amended and Restated Bylaws of Flagstar Bank, National Association, incorporated by reference to Exhibit 3.2 of Flagstar Bank, National Association’s Current Report on Form 8-K filed on October 17, 2025.

4.1	Form of Warrant, incorporated by reference to Exhibit 4.5 of New York Community Bancorp, Inc.’s Form 10-Q for the quarterly period ended September 30, 2002.

4.2	Form of Unit Certificate, incorporated by reference to Exhibit 4.6 of New York Community Bancorp, Inc.’s Form 10-Q for the quarterly period ended September 30, 2002.

4.3
Guarantee Agreement, issued in connection with the BONUSES Units, between New York Community Bancorp, Inc., as Guarantor and Wilmington Trust Company, as Guarantee Trustee dated as of November 4, 2002, incorporated by reference to Exhibit 4.7 of New York Community Bancorp, Inc.’s Form 10-Q for the quarterly period ended September 30, 2002.

4.4
Unit Agreement among New York Community Bancorp, Inc., New York Community Capital Trust V, and Wilmington Trust Company, as Warrant Agent, Property Trustee and Unit Agent, dated as of November 4, 2002, incorporated by reference to Exhibit 4.8 of New York Community Bancorp, Inc.’s Form 10-Q for the quarterly period ended September 30, 2002.

4.5
Warrant Agreement between New York Community Bancorp, Inc. and Wilmington Trust Company, as Warrant Agent, dated as of November 4, 2002, incorporated by reference to Exhibit 4.9 of New York Community Bancorp, Inc.’s Form 10-Q for the quarterly period ended September 30, 2002.

4.6
Debenture Subscription Agreement, dated as of November 4, 2002, between New York Community Bancorp, Inc. and New York Community Capital Trust V, incorporated by reference to Exhibit 4.10 of New York Community Bancorp, Inc.’s Form 10-Q for the quarterly period ended September 30, 2002.

4.7
Common Securities Subscription Agreement, dated as of November 4, 2002, between New York Community Capital Trust V and New York Community Bancorp, Inc., incorporated by reference to Exhibit 4.11 of New York Community Bancorp, Inc.’s Form 10-Q for the quarterly period ended September 30, 2002.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FLAGSTAR BANK, NATIONAL ASSOCIATION

Date: October 17, 2025	By:	/s/ Paul Borja
		Name:	Paul Borja
		Title:	Executive Vice President and Senior Deputy General Counsel